SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c) of the

Securities Exchange Act of 1934

(Amendment No. )

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AdvisorShares Trust

(Name of Registrant as Specified in Its Charter)

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ADVISORSHARES EQUITYPRO ETF

A Series of

ADVISORSHARES TRUST

2 Bethesda Metro Center

Suite 1330

Bethesda, Maryland  20814

IMPORTANT NOTICE REGARDING THE

INTERNET AVAILABILITY OF THE INFORMATION STATEMENT

February 27, 2014

As a shareholder of the AdvisorShares EquityPro ETF (the “Fund”), a series of AdvisorShares Trust (the “Trust”), you are receiving this notice regarding the internet availability of an information statement (the “Information Statement”) relating to the renaming of the Fund and the hiring of a new sub-adviser to manage the Fund’s assets. This notice presents an overview of the Information Statement that is available to you on the internet or, upon request, by mail or email. We encourage you to access and review all of the important information contained in the Information Statement. As described below, the Information Statement is for informational purposes only and, as a shareholder of the Fund, you do not need to take any action in connection with the changes.

The Information Statement details the renaming of the Fund and the approval of a new sub-adviser. At a meeting of the Board of Trustees (the “Board”) on November 13, 2013, the Board unanimously approved (i) a change to the Fund’s name from AdvisorShares Global Alpha & Beta ETF to AdvisorShares EquityPro ETF; (ii) a sub-advisory agreement between AdvisorShares Investments, LLC (the “Adviser”) and The Elements Financial Group, LLC (“Elements”) with respect to the Fund; and (iii) changes to the Fund’s principal investment strategies to reflect Elements’ investment process. Effective December 1, 2013, Elements replaced Your Source Financial, PLC as the sub-adviser to the Fund.

The Fund has received an exemptive order (the “Manager of Managers Order”) from the U.S. Securities and Exchange Commission that permits the Adviser, subject to certain conditions such as approval by the Board, to enter into a new sub-advisory agreement with an unaffiliated sub-adviser or to change the terms of an existing sub-advisory agreement with an unaffiliated sub-adviser. Approval by the Fund’s shareholders is not required, but the Manager of Managers Order requires that the Information Statement be made available to the Fund’s shareholders.

By sending you this notice, the Fund is notifying you that it is making the Information Statement available to you via the internet in lieu of mailing you a paper copy. You may print and view the Information Statement on the Fund’s website at http://www.advisorshares.com/fund/epro. The Information Statement will be available on the website until at least June 1, 2014. To view and print the Information Statement, click on the link to the Information Statement. You may request a paper copy or email copy of the Information Statement, free of charge, by contacting the Fund in writing at 2 Bethesda Metro Center, Suite 1330, Bethesda, Maryland  20814 or by calling 877-843-3831. The Fund’s most recent annual report and semi-annual reports are available upon request, without charge, by contacting the Trust at 2 Bethesda Metro Center, Suite 1330, Bethesda, Maryland  20814 or by calling 877-843-3831 or visiting advisorshares.com.

If you want to receive a paper or email copy of the Information Statement, you must request one.

There is no charge to you to obtain a copy.

ADVISORSHARES EQUITYPRO ETF

A Series of

ADVISORSHARES TRUST

2 Bethesda Metro Center

Suite 1330

Bethesda, Maryland  20814

INFORMATION STATEMENT

February 27, 2014

This Information Statement is for informational purposes only and no action is requested on your part. We are not asking you for a proxy and you are requested not to send us a proxy.

This Information Statement is being made available to shareholders of AdvisorShares EquityPro ETF (the “Fund”), a series of AdvisorShares Trust (the “Trust”), in lieu of a proxy statement, pursuant to the terms of an exemptive order (the “Manager of Managers Order”) that the Fund received from the U.S. Securities and Exchange Commission (the “SEC”). The Manager of Managers Order permits AdvisorShares Investments, LLC (the “Adviser”), subject to certain conditions such as approval by the Trust’s Board of Trustees (the “Board”), and without approval by shareholders, to retain an unaffiliated sub-adviser that the Adviser believes is best suited to achieve the Fund’s investment objective.

Appointment of The Elements Financial Group, LLC as Sub-Adviser to the Fund

At a meeting of the Board of Trustees of the Trust held on November 13, 2013, the Board, including its members who are not interested persons of the Trust (the “Independent Trustees”), within the meaning of the Investment Company Act of 1940, as amended (the “1940 Act”), unanimously approved (i) a change to the Fund’s name from AdvisorShares Global Alpha & Beta ETF to AdvisorShares EquityPro ETF; (ii) a sub-advisory agreement between AdvisorShares Investments, LLC (the “Adviser”) and The Elements Financial Group, LLC (“Elements”) with respect to the Fund; and (iii) changes to the Fund’s principal investment strategies to reflect Elements’ investment process. Effective December 1, 2013, Elements replaced Your Source Financial, PLC (“Your Source”) as the sub-adviser to the Fund.

Considerations by the Board of Trustees

At the meeting, the Board considered the approval of the investment sub-advisory agreement between the Adviser and Elements with respect to the Fund (the “Agreement”). The Agreement replaced a sub-advisory agreement dated December 8, 2011 between the Adviser and Your Source with respect to the Fund. In considering whether to approve the Agreement, the Board considered and discussed information and analysis provided by the Adviser and Elements. The Board considered all factors that it deemed to be relevant. In its deliberations, the Board did not identify any single factor that was paramount or controlling and individual Trustees may have attributed different weights to various factors.  Certain factors considered by the Board at the Meetings are addressed in more detail below.

Nature, Extent and Quality of Services to be Provided. In considering the nature, extent and quality of the services proposed to be provided by Elements, the Board reviewed the services to be provided and the qualifications and backgrounds of the portfolio managers responsible for managing the Funds.  The Board also reviewed information set forth in Elements’ Form ADV, which provides information about the firm, its management, and its business activities and affiliations.  In addition, the Board observed that the Chief Compliance Officer of the Trust reviewed Elements’ compliance program and determined that it was reasonably designed to prevent violation of the federal securities laws as applicable to the Fund. The Board considered the professional experience and qualifications of Elements’ senior management and key professional personnel, including those individuals responsible for portfolio management. The Board also considered Elements’ operational capabilities and resources, and its depth and breadth of experience in managing investment portfolios. Based on its review, the Board determined that Elements and its personnel were well-qualified to provide all required services to the Fund and to provide services that are of high quality, and that Elements has appropriate resources to provide such services.

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Performance. In connection with the assessment of Elements’ ability to perform its duties under the Agreement, the Board considered the sufficiency of its resources. The Board concluded that Elements had the financial resources necessary to perform its obligations under the Agreement. The Board heard an overview of Elements’ investment philosophy, the proposed portfolio construction of the Fund, and the specific investment techniques to be employed. The Board also reviewed Elements’ overall investment performance.

Costs of Services to be Provided, Profitability, and Comparative Fees. The Board considered the cost of the services to be provided by Elements and reviewed the advisory fees to be paid pursuant to the Agreement.  In addition, the Board discussed the fee arrangement between the Adviser and Elements.  The Board also reviewed information provided by the Adviser regarding advisory fees of comparable funds and evaluated the proposed fee arrangement in light of this information and the factors that judicial decisions have specified as pertinent generally.  The Board also considered the Adviser’s contractual arrangements to waive a portion of its advisory fee and/or reimburse expenses in an effort to control the expense ratios of the Fund.  Based on the foregoing considerations, the Board determined that it was satisfied that the advisory fee rate proposed for each of the Fund was consistent with applicable standards and was reasonable and fair.

Economies of Scale. The Board concluded that economies of scale would not likely be realized during the initial term of the Agreement and determined that it would reconsider this factor at an appropriate time in the future. In the event there were to be significant asset growth in the Fund, the Board determined to reassess whether the advisory fee appropriately took into account any economies of scale that had been realized as a result of that growth.

Conclusion. Based on its deliberations and evaluation of the information described above, the Board, including the Independent Trustees, unanimously: (i) concluded that the terms of the Agreement are fair and reasonable; (ii) concluded that the fee for Elements is fair and reasonable in light of the services that it will provide to the Fund; and (iii) agreed to approve the Agreement for an initial term of two years.

Information about the Adviser

The Adviser, located at 2 Bethesda Metro Center, Suite 1330, Bethesda, Maryland 20814, has served as the investment adviser for the Fund since its inception on July 10, 2012. The Adviser oversees Elements to ensure its compliance with the investment policies and guidelines of the Fund and monitors Elements’ adherence to its investment style.

For the fiscal year ended June 30, 2013, the Fund paid advisory fees to the Adviser in the amount of $14,680. Until December 1, 2013, the Adviser was entitled to an advisory fee computed at the following annual rates: 1.00% with respect to the first $100,000,000 of the average daily net assets of the Fund; 0.90% with respect to the next $150,000,000 of the average daily net assets of the Fund; 0.80% with respect to the next $750,000,000 of the average daily net assets of the Fund; and 0.70% with respect to the average daily net assets of the Fund in excess of $1,000,000,000. The Adviser paid sub-advisory fees to Your Source in the amount of $5,138. Your Source was entitled to a sub-advisory fee computed at the following annual rates: 0.350% with respect to the first $100,000,000 of the average daily net assets of the Fund; 0.315% with respect to the next $150,000,000 of the average daily net assets of the Fund; 0.280% with respect to the next $750,000,000 of the average daily net assets of the Fund; and 0.245% with respect to the average daily net assets of the Fund in excess of $1,000,000,000. As part of the change in sub-advisers from Your Source to Elements, the Adviser’s advisory fee was reduced to 0.80% effective December 1, 2013 and the Adviser pays Elements a fee of 0.40% of the average daily net assets of the Fund.

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In addition, the Adviser has contractually agreed to reduce its fees and/or reimburse expenses in order to keep net expenses (excluding amounts payable pursuant to any Rule 12b-1 plan, interest expense, taxes, brokerage commissions, Acquired Fund Fees and Expenses, other expenditures which are capitalized in accordance with generally accepted accounting principles, and extraordinary expenses) from exceeding 1.25% of the Fund’s average daily net assets through at least October 2014. If at any point it becomes unnecessary for the Adviser to reduce fees or make expense reimbursements, the Board may permit the Adviser to retain the difference between the total annual fund operating expenses and 1.25% to recapture all or a portion of its prior fee reductions or expense reimbursements made during the preceding three-year period. The terms of this arrangement were not changed by the approval of the Agreement.

Information about Elements

Elements, a limited liability company with offices at 19200 Von Karman Avenue, Suite 800, Irvine, California 92612, serves as investment sub-adviser to the Fund. Elements is responsible for selecting the Fund’s investments according to the Fund’s investment objective, policies and restrictions. Elements is an investment adviser registered with the SEC.

Elements is responsible for the day-to-day management of the Fund. Elements chooses the Fund’s portfolio investments and places orders to buy and sell the Fund’s portfolio investments. Elements also serves as sub-adviser to the AdvisorShares YieldPro ETF, which has not yet commenced operations.

The names and principal occupations of the principal executive officer and the directors of Elements are listed below:

Name	Principal Occupation
Nicholas B. Scalzo Jeffrey K. Olsen Joshua M. Emanuel Christopher Winn	Managing Member President Chief Investment Officer Chief Compliance Officer

Portfolio Management Team

The following portfolio managers are primarily responsible for the day-to-day management of the Fund.

Josh Emanuel, CFA, Chief Investment Officer. Mr. Emanuel joined the Sub-Adviser in 2010. Prior to 2010, he was with Wilshire Associates, Inc. (Wilshire), where he worked from 2004-2010. While at Wilshire, he most recently served as Head of Strategy and co-Chairman of the Wilshire Funds Management Investment Committee. Mr. Emanuel previously served as Head of Manager Research for Wilshire Funds Management, and was formerly responsible for International Equity Manager Research at Jeffrey Slocum & Associates. He holds a BA in Finance from the University of Pittsburgh, College of Business Administration, is a member of the CFA Society of Los Angeles, Inc., and has earned the Chartered Financial Analyst (CFA) designation.

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Joseph Lu, CFA, Research Analyst. Mr. Lu joined the Sub-Advisor in 2013. Prior to 2013, Mr. Lu was a Project Manager at Ares Management, and an Analyst at Kayne Anderson Rudnick, where he conducted third-party manager due diligence and constructed asset allocation models for private wealth clients.  Before Kayne Anderson Rudnick, Mr. Lu was a Senior Analyst at Wilshire Funds Management.  Mr. Lu earned a B.S. in Information and Computer Science from the University of California, Irvine, is a member of the CFA Society of Los Angeles, Inc., and has earned the Chartered Financial Analyst (CFA) designation.

Terms of the Agreement

The Agreement will continue in effect for two years from its effective date, unless sooner terminated. After the initial two-year term, the continuance of the Agreement must be specifically approved at least annually (i) by the vote of the Trustees or by a vote of the shareholders of the Fund and (ii) by the vote of a majority of the Trustees who are not parties to the Agreement or “interested persons” of any party thereto, cast in person at a meeting called for the purpose of voting on such approval.

The Agreement will terminate automatically in the event of its assignment, or in the event of a termination of the advisory agreement between the Trust and the Adviser, and is terminable at any time without penalty by the Board or, with respect to the Fund, by a majority of the outstanding shares of the Fund, on not less than 30 days’ nor more than 60 days’ written notice to Elements, or by Elements on 90 days’ written notice to the Trust. The Agreement provides that Elements shall not be protected against any liability to the Trust or its shareholders by reason of willful misfeasance, bad faith or gross negligence on its part in the performance of its duties or from reckless disregard of its obligations or duties thereunder.

Elements is entitled to an annual fee for its investment sub-advisory services to the Fund. All sub-advisory fees are paid by the Adviser and not the Fund. Because the Adviser pays Elements out of the fee it receives from the Fund, there is no duplication of advisory fees paid. The Adviser receives an annual fee of 0.80% of the Fund’s average daily net assets and, under the terms of the Agreement, pays Elements 0.40% of the average daily net assets of the Fund.

The chart below compares the actual fees paid by the Adviser to Your Source for the period from July 10, 2012 (the Fund’s inception date) through June 30, 2013 to a hypothetical example of fees that would have been paid by the Adviser to Elements for the same period and also shows the percentage difference between the actual and hypothetical values.

Actual Fees Payable to Your Source from July 10, 2012 to June 30, 2013 under Your Source Sub-Advisory Agreement	Hypothetical Fees Payable to Elements from July 10, 2012 to June 30, 2013 under Elements Agreement	Percent Difference
$5,138	$5,872	14.28%

Since the Adviser pays the sub-adviser out of the advisory fee it receives from the Fund, there would have been no increase in the advisory fee paid by the Fund in connection with the appointment of Elements as sub-adviser to the Fund.

General Information

Service Providers. The principal executive offices of the Trust and the Adviser are located at 2 Bethesda Metro Center, Suite 1330, Bethesda, Maryland 20814. The Trust’s administrator, custodian, transfer agent and securities lending agent is The Bank of New York Mellon, which is located at 101 Barclay Street, New York, New York 10286. The Fund’s distributor is Foreside Fund Services, LLC, which is located at Three Canal Plaza, Suite 100, Portland, Maine 04101. Counsel to the Trust is Bingham McCutchen LLP, which is located at 2020 K Street, NW, Washington, DC 20006.

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Affiliated Broker Commissions. No brokerage commissions were paid by the Fund to any direct or indirect affiliated persons (as defined in the 1940 Act) of the Fund for the fiscal year ended June 30, 2013.

Shareholders Sharing the Same Address. Only one copy of this Information Statement will be delivered to shareholders of the Fund who reside at the same address, unless the Fund has received instructions to the contrary. If you would like to receive an additional copy, please write to the Trust at 2 Bethesda Metro Center, Suite 1330, Bethesda, Maryland 20814, or call 1-877-843-3831. Shareholders wishing to receive separate copies of the Trust’s shareholder reports, proxy statements and information statements in the future, and shareholders sharing an address who wish to receive a single copy if they are receiving multiple copies, should also contact the Trust as indicated above.

Record of Beneficial Ownership. As of February 1, 2014, the following shareholders owned beneficially or of record more than 5% of the Fund’s assets:

Participant Name	Percentage of Ownership
Pershing LLC 1 Pershing Plaza Jersey City, NJ 07399	77.04%
TD Ameritrade 1005 N. Ameritrade Pl. Bellevue, NE 68005	8.75%
Charles Schwab & Co., Inc. 2423 E. Lincoln Dr. Phoenix, AZ 85016	7.06%

As of February 1, 2014, the Trustees and officers of the Trust owned of record, in aggregate, less than 1% of the outstanding shares of the Fund.

Shareholder Proposals. The Trust is not required, nor does it intend, to hold annual meetings of shareholders for the election of Trustees and other business. Instead, meetings will be held only when and if required (for example, whenever less than a majority of the Board has been elected by shareholders). Any shareholders desiring to present a proposal for consideration at the next shareholder meeting must submit the proposal in writing so that it is received by within a reasonable time before any meeting. A proposal should be sent to the Trust at 2 Bethesda Metro Center, Suite 1330, Bethesda, Maryland 20814.

Financial Information. The Fund will furnish, without charge, a copy of the most recent annual report and semi-annual report to shareholders upon request. Requests for such reports should be directed to AdvisorShares Trust, 2 Bethesda Metro Center, Suite 1330, Bethesda, Maryland 20814, or by calling 1-877-843-3831, or by visiting advisorshares.com.

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